SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 21, 2006 (April 18, 2006)

GRAHAM PACKAGING HOLDINGS COMPANY

(Exact name of registrant as specified in its charter)

Pennsylvania	333-53603-03	23-2553000
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2401 Pleasant Valley Road

York, Pennsylvania 17402

(717) 849-8500

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Graham Packaging Holdings Company

Current Report on Form 8-K

Item 1.01 Entry into a Material Definitive Agreement.

On April 18, 2006, Graham Packaging Holdings Company’s (“Holdings”) subsidiary Graham Packaging Company, L.P. (“Packaging”) entered into the Second Amendment and Consent to Credit Agreement (the “Amendment”), dated as of April 18, 2006, among the parties listed therein, amending Packaging’s Credit Agreement, dated as of October 7, 2004 (the “Credit Agreement”), by increasing the B Term Loan facility provided thereunder by $150 million.

Proceeds of the Amendment were used to pay down $100 million of Packaging’s Second-Lien Credit Agreement, dated as of October 7, 2004, thereby reducing Holdings’ consolidated interest expense by 2.0% per annum going forward, with the remaining $50 million being used to reduce outstanding borrowings on the existing revolving credit facility provided for under the Credit Agreement.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibit 10.1 - Second Amendment and Consent to Credit Agreement, dated as of April 18, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 21, 2006

GRAHAM PACKAGING HOLDINGS COMPANY
(Registrant)

By:	BCP/Graham Holdings LLC,
its General Partner

By:	/s/ John E. Hamilton
John E. Hamilton
Chief Financial Officer
(chief accounting officer and duly authorized officer)

EXHIBIT INDEX

Exhibit No.	Description
10.1

Second Amendment and Consent to Credit Agreement, dated as of April 18, 2006, among Graham Packaging Holdings Company, Graham Packaging Company, L.P., as the borrower, GPC Capital Corp. I, as the co-borrower, the lenders named therein, Citigroup Global Markets Inc., as syndication agent, Goldman Sachs Credit Partners, L.P., General Electric Capital Corporation and Lehman Commercial Paper Inc., as co-documentation agents, Deutsche Bank AG Cayman Islands Branch, as administrative agent and as collateral agent for the lenders, and LaSalle Bank National Association and Manufacturers and Traders Trust Company, as senior managing agents.